Exhibit 99.1

Conference Call Transcript

VVUS - Q1 2008 VIVUS Earnings Conference Call

Event Date/Time: May. 08. 2008 / 1:30PM PT

CORPORATE PARTICIPANTS

Tim Morris

VIVUS - VP Finance and CFO

Leland Wilson

VIVUS - President and CEO

Peter Tam

VIVUS - SVP Product & Corporate Development

CONFERENCE CALL PARTICIPANTS

Corey Cosmo

JPMorgan - Analyst

Ian Sanderson

Cowen and Company - Analyst

Ruthanne Roussel

Robins Group - Analyst

Adam Cutler

Analyst

Steve Sullivan

Horizon Financial Group - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the 2008 Q1 VIVUS earnings conference call. My name is Robin and I will be your coordinator for today. At this time, all participants are in a listen-only mode and we will be conducting a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS).

I would now like to turn the call over to Mr. Tim Morris. Please proceed, Sir.

Tim Morris  - VIVUS - VP Finance and CFO

Thank you. During the course of this conference call, VIVUS may make projections or other forward-looking statements regarding future events or their future financial performance of the Company. We wish to caution you that such statements are just predictions and actual events or results may differ materially. Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2007, and periodic reports filed with the Securities and Exchange Commission. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Mr. Leland Wilson, President and CEO of VIVUS.

Leland Wilson  - VIVUS - President and CEO

Thank you, Tim, and good afternoon and thank you for joining us. In today’s call I will review our first quarter highlights. Peter will discuss the progress we have made in our clinical programs, Tim will review the financial results and recent collaboration with Deerfield, and I will return to summarize the call; and, lastly, we will take your questions.

Since the beginning of the year we have achieved several important accomplishments. First, we have completed enrollment in all of the Qnexa Phase III obesity clinical programs. OB-301, 302 and 303 have completed enrollment of approximately 4,500 subjects. Enrollment in these studies has occurred ahead of schedule. Our clinical group and our CRO, Medpace, should be commended for their efforts in this area. We expect to report results from the EQUATE study, OB-301, a 28-week study, by the end of 2008. Data from the pivotal 56-week study, EQUIP, OB-302, in morbidly obese patients and CONQUER, OB-303, in obese subjects with comorbidities, should be available mid-2009.

Second, we received a Special Protocol Assessment, or SPA, on the Phase III efficacy studies for Luramist, our metered dose transdermal spray for low libido in women. More importantly, we also reached agreement with the FDA on the long-term safety studies needed for the approval of Luramist. We have been working with the FDA on these items for several years, and with this clarity we can now further the development of Luramist.

Third, we completed dosing in the six-month OB-202 study and initiated its six-month extension of the OB-202 study, the study of Qnexa in Type II diabetics. The newly initiated study, DM-230, will allow subjects to continue in a blinded fashion as randomized for an additional 28 weeks. The primary end point of the study will be improvement of glycemic control as measured by a reduction of HbA1c levels. The studies will also measure the effects of Qnexa on associated metabolic and cardiovascular risk factors as well as changes in total body weight, percent of baseline body weight loss and change in waist circumference.

The OB-202 study will measure end points at the end of 28 weeks. The DM-230 study will measure end points after an additional 28 weeks, for a total time on treatment of 56 weeks. Data for this study should be available late 2008, early 2009.

Fourth, we entered into a collaboration to fund the Phase III development of avanafil, an oral PDE5 inhibitor for the treatment of ED.

Deerfield Capital Management has agreed to provide $30 million in two forms:  $10 million from the sale of common stock and $20 million in R&D funding over 18 months. The collaboration has various features that Tim will explain later in the call. With this funding in place, we expect to begin the pivotal Phase III clinical trial of avanafil later this year.

Fifth, we are proud to report that K-V Pharmaceutical initiated shipment of Evamist to wholesalers on April 14. Evamist will be marketed by Ther-Rx Corporation, a division of KV. Evamist is indicated for the treatment of moderate to severe vasomotor symptoms due to menopause. We believe Evamist is an outstanding addition to Ther-Rx Corporation’s existing women’s health care portfolio of products. Ther-Rx has the ability to leverage its strong relationship with OB-GYNs as well as select primary care physicians to potentially drive Evamist to be one of Ther-Rx’s largest products in terms of revenue.  Depending upon the future sales of Evamist, VIVUS is eligible to receive up to $30 million of additional milestones from KV.

To recap our first quarter, our partner KV has launched Evamist; we completed enrollment of Qnexa Phase III program in record time; we obtained the necessary financing for advance of avanafil into Phase III development; and we also completed our six-month Phase II study of Qnexa in Type II diabetes and we began our six-month diabetes trial — extension trial.

I would now like to take a few minutes to review with you why diabetes is an important indication for VIVUS and why we conducted our Phase II study in diabetes and why we initiated our six-month extension trial.

As many of you recognize, obesity is the root cause of many of the health-related problems we face today. Hypertension, dyslipidemia and diabetes can be treated and potentially reversed if we had a treatment that addressed the underlying cause of these morbidities instead of just the symptoms such as high blood pressure, high cholesterol, and high HbA1c levels. Diabetes is of particular interest because it remains a growing epidemic, despite the numerous treatments available to patients.

Clearly the medical community has not made a real impact on slowing the progression of this disease. We believe, however, this is about to change.

There is now a fundamental shift at the FDA that we believe will have profound implications in the way diabetes is treated in the future. In their new draft guidance, the FDA is now willing to approve drugs for the treatment of Type II diabetes whose principal mechanism of action is weight loss. This opens up a potential opportunity to Qnexa based on the weight loss and cardiovascular and metabolic improvements we saw in our Phase II obesity study.

We believe the current sales trends in the diabetes market speak to the importance of an antidiabetic drug that has weight loss effects.

For example, Byetta , despite being a twice daily injection, was well-received in the market because it produced some weight loss in addition to lowering HbA1c. JANUVIA, a new oral antidiabetic medication with moderate HbA1c lowering effect, has been successful because it doesn’t cause weight gain like SFUs and TZDs do.

This is why we believe Qnexa could potentially be a successful product in the diabetes market. It could be the first oral antidiabetic medication that treats the cause of diabetes as well as the symptoms.

Because this is such a dramatic change in how Type II diabetes will be treated in the future, bear with me while I reinforce the logic behind this change in thinking.

First, it is recognized by thought leaders that Type II diabetes is caused by excess body weight in more than 80% of the Type II diabetic patients. We know from well-controlled studies and gastric bypass patients that a 20% reduction in weight will cure Type II diabetes in the majority of patients. Because diet and exercise programs are not effective, doctors are left to treat the symptoms of Type II diabetes and not the cause.

Today doctors concentrate on lowering HbA1c, lowering blood pressure, cholesterol, triglycerides and other symptoms of obesity in Type II diabetes through poly pharmacy, because they are unable to treat the cause of the disease, which is obesity. Unfortunately, today, many of our life-saving diabetes medications provide only symptomatic relief and do nothing to treat the cause or alter the progressive course of the disease.

In fact, many of these medications, such as SFUs and TZDs and even insulin, actually cause patients to gain weight, which in turn speeds the course of their diabetes and exacerbates other obesity-related diseases such as sleep apnea, pulmonary hypertension, liver disease and cancer. Today obesity is more and more being recognized as a primary cause of Type II diabetes and weight loss is being accepted as a potential cure for most patients.

We believe Qnexa is at the forefront of this new treatment paradigm because it has the potential to enable patients to lose enough weight to significantly impact the course of their Type II diabetes. We are hopeful that data from our OB-202 trial will show that Qnexa produces significant reductions in HbA1c, as well as significant reductions in weight, waist circumference, blood pressure, inflammatory marker, liver enzymes, low-density lipoproteins and triglycerides.

With this profile, if approved, Qnexa could become a leading product for the treatment of Type II diabetes.

I will now turn the call over to Peter Tam, our Senior Vice President of Product and Corporate Development, and he will provide more details about Qnexa for diabetes and the progress we have made in each of our development programs. Peter.

Peter Tam - VIVUS - SVP Product & Corporate Development

Thanks, Lee. While Qnexa for obesity has been at the forefront of most discussions, we are looking forward to having more discussions on the topic of diabetes and other late-stage products in our portfolio. Qnexa for obesity, as Lee mentioned — all of the Phase III trials are fully enrolled, enrollment in all of these studies was completed in approximately four months. Data from the OB-301 study should be available by the end of 2008, and data from the OB-302 and 303 studies by mid 2009.

Qnexa for diabetes.

As previously reported, our Phase 2 diabetes study, OB-202, is completed. The data are being analyzed and the results will be presented at the podium presentation at the American Diabetes Association Scientific Meeting on June 10th, 2008. In accordance with ADA meeting guidelines, final results from the study will not be released ahead of the presentation on June 10th. As you may recall, the OB-202 study is a 28-week randomized, double-blind, placebo-controlled trial of Qnexa in the glycemic management of obese Type II diabetics.

The primary end point of the study is improvement of glycemic control as measured by the reduction of  glycosylated hemoglobin levels. The study also measured the effects of Qnexa on associated metabolic and cardiovascular risk factors as well as changes in total body weight, percent of baseline body weight and a change in waist circumference.

The trial enrolled 206 patients in over 10 sites in the United States. In January, we submitted an abstract to the ADA which contained topline interim data from the study. The interim data is a placeholder for the final results. The abstract containing this interim data will be available to those attending the ADA meeting ahead of the presentation of the final results. Per the ADA guidelines, we will not be able to comment on the abstract. Because these are interim data, I recommend that you attend the presentation to see the final results on June 10th in San Francisco.

For Luramist, our testosterone metered dose transdermal spray for the treatment of hypoactive sexual desire disorder in women, we made significant progress on the regulatory front in the first quarter. We reached agreement with the FDA regarding the Special Protocol Assessments for the Phase III efficacy trials. In addition, we reached agreement with the FDA on the safety requirements necessary for approval.

With the finalization of the SPA and the agreement on the safety study, the clinical and regulatory path to approval for Luramist has now been clarified. The pivotal Phase III program will include two double-blind, placebo-controlled trials that will involve a total of 1,200 post-menopausal women for six months of treatment. The primary end points in the clinical trials are increase in sexual desire and number of satisfying sexual events, with a secondary end point of a decrease in distress.

In addition to the two pivotal Phase III efficacy trials, we have reached agreement with the FDA on the safety study. The safety study will be a randomized, double-blind, placebo-controlled multicenter cardiovascular event-based outcome study. The study will enroll approximately 5,200 post menopausal women who have at least one cardiovascular risk factor. As an event-driven study, analysis of outcomes may occur when there is an average exposure of 12 months and the occurrence of a sufficient number of cardiovascular events. Subjects enrolled in the safety study will remain in the study for up to five years to allow longer-term assessments of cardiovascular and breast cancer risk. These longer-term assessments are not required for NDA submission.

Again, with the successful completion of the two pivotal Phase III efficacy studies, along with achieving the primary end point of the safety outcome study, we expect to submit an NDA seeking approval of Luramist within two years from initiation of the safety study. With this clarity, we can begin to seek potential corporate partners to assist with a Phase III program.

For avanafil, we announced a $30 million funding collaboration with Deerfield. This $30 million will allow us to complete the development of avanafil, our oral PDE5 inhibitor for the treatment of erectile dysfunction. Sales of PDE5 inhibitors worldwide exceeded $3 billion in 2007, a 15% increase over the prior period. We believe avanafil has a unique profile and it could be positioned as a faster and safer alternative to current oral PDE5 therapies.

The time to maximum plasma concentration for avanafil is about 30 minutes, which compares favorably to other marketed PDE5 inhibitors. We believe a drug with a faster onset, a shorter half-life and greater specificity will allow patients to take the drug, initiate sexual activity and have the drug cleared, thereby potentially reducing the severity and duration of side effects.

As previously reported, we received an SPA for avanafil; and the avanafil Phase III program will enroll approximately 1,200 men with different etiologies for erectile dysfunction such as diabetes, cardiovascular disease, and prostatectomy. Enrollment is expected to begin before the end of the year. Double-blind, placebo-controlled treatment period is 12 weeks. Assuming typical rate of recruitment for a study of this type and data analysis timeline, topline results will be available by early 2010.

I will now turn the call over to Tim to discuss the financial results for the quarter.

Tim Morris - VIVUS - VP Finance and CFO

Thanks, Peter.  Now the financial results for the first quarter.

Total revenue for the first quarter of 2008 was $22.7 million. This compares to $1.7 million for the first quarter of 2007. The increase in revenue over the first quarter last year was primarily due to the recognition of $20.9 million in deferred license revenue earned from the sale in 2007 of Evamist to KV Pharmaceutical.

MUSE revenues in the quarter of $1.6 million were similar to those MUSE revenues in the first quarter of last year. License and other revenue will be significant on a quarterly basis until all the revenue from the sale of Evamist is recognized, currently expected to be in May 2009. Since we have received the $150 million in cash from the sale of Evamist and we have no related contingencies, the recognition of license revenue and the other corresponding reduction of deferred revenue relate to the Evamist sale will have no impact in our cash flows from operations in future period.

Net loss for the first quarter of 2008 was $7.1, million or $0.12 per share, compared to a net loss of $7.4 million or $0.13 per share for the same period last year. The lower net loss in the first quarter of 2008 as compared to the net loss in the first quarter of 2007 is primarily due to the recognition of the KV-deferred revenue, offset by an increase in operating expenses in the first quarter of 2008. The increase in operating expenses was primarily attributed to the spending related to obesity development program for Qnexa.

VIVUS had cash, cash equivalents and available for sale securities of $164.5 million at the end of March. This compares to $179.5 million that we had on the balance sheet at the end of December. Enrollment in the Phase III obesity development plan occurred sooner than expected. In addition, we expect to begin the Phase III trials of avanafil before the end of 2008. Given the acceleration of these items, the cash burn in 2008 is expected to range from $80 million to $90 million.

In April 2008, we entered into a collaboration with Deerfield Capital Management to provide $30 million to fund the Phase III trials of avanafil. The agreements with Deerfield provide $30 million from two sources. The first source was $10 million for the sale of 1.6 million shares of common stock at $6.15 per share. The second source was $20 million in R&D funding paid $3.3 million per quarter for six quarters. The shares were sold under our existing shelf registration statement and are subject to a lockup provision for six months.

In exchange for the funding, Deerfield will receive royalty — a royalty on sales of MUSE and, if approved, future sales of avanafil. Before the third anniversary of the agreement, VIVUS can repurchase all the royalty streams for $23 million. Beginning in the fourth year Deerfield can put the royalty stream back to VIVUS for $17 million.

The idea is that we should know the results of the pivotal Phase III studies within three years and assuming the trials are successful, we more than likely would repurchase the royalty streams. If the trials were not successful, we assume Deerfield would put the royalty stream back to VIVUS. While complicated on the surface, the structure allows VIVUS to leverage the current sales of MUSE to fund the Phase III trials of avanafil.

Deerfield had some downside protection and received some current income stream. Deerfield could also enjoy any appreciation in the common stock.

Overall we believe this is a great transaction for both parties and we look forward to the initiation of the avanafil Phase III program later this year.

As you may have noticed, we filed the new shelf registration statement on Monday. The existing shelf registration filed in 2006 only had $20 million remaining. We believe it is prudent for a company at our stage of development to have an effective shelf registration in place. The filing on Monday essentially replaces that old shelf registration.

We are planning an Investor and Analyst Event on June 10th to discuss the data from the OB-202 trial. The event will be held at 11:30 AM Pacific Standard Time at the W Hotel in San Francisco. This event will be webcast. The event will feature Dr. Timothy Garvey from the University of Alabama at Birmingham, who will present the data from the OB-202 study. We will also feature Dr. David Orloff, former director of the Metabolic and Endocrine Division of the FDA, and the current Medical Director of Medpace, who will discuss the newly revised FDA guideline on the development of drugs for Type II diabetes, and Dr. Nancy Bohannon, Director of Clinical Research at St. Luke’s Hospital in San Francisco, who will discuss the importance of weight loss in the treatment of Type II diabetics.

Members of VIVUS management will also be on hand to answer questions from analysts and investors. Interested participants should contact Ian Clements at The Trout Group at 415-392-3385.

With that, I will now turn the call back to Lee for some final comments.

Leland Wilson - VIVUS - President and CEO

Thank you Tim. As you can see so far in 2008 we have made significant advancements in all of our development programs. In obesity, completing enrollment in all pivotal studies ahead of schedule is a great accomplishment. For Luramist, finally reaching agreement with the FDA on the pivotal Phase III studies and the long-term safety requirements culminates several years of effort and discussion with the FDA. The collaboration with Deerfield will allow us to move the avanafil forward into Phase III before the end of the year.

In the near-term I think as you can tell from my previous discussion, I am excited about the potential opportunity we have with Qnexa in the treatment of Type II diabetes. The best treatment for Type II diabetics is through weight loss. Treat the cause and the symptoms, not just the symptoms.

With that I would now like to open the call for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Corey Cosmo from JPMorgan.

Corey Cosmo - JPMorgan - Analyst

Good afternoon. Thank you for taking the questions. I want to start with the upcoming Phase II data at ADA and obese diabetics and kind of start framing expectations for that. Clearly I know we shouldn’t be expecting anything on par with what we saw in the original Phase II study in otherwise healthy obese patients in terms of 9% placebo-adjusted weight loss and the very low dropout rate, less than 10%, but in this more difficult to treat patient population, what type of numbers would you guys be happy with or trying to benchmark, from a weight loss and a tolerability standpoint or whatever else you could add in terms of color from an A1c reduction standpoint, perhaps depending on what the baseline is for these patients?

Leland Wilson - VIVUS - President and CEO

A very good question — a very tough one to answer. Let me take a piece of it and, Peter, if you would chime in as well. The first thing, I think it’s well-known in the industry and the medical community that treating Type II diabetics for weight loss is a very difficult challenge. In almost, in all trials that I know of, of weight loss drugs, the percent weight loss is much less in treating diabetic patients than it is in normal obese population.

I think that is particularly exacerbated as the disease progresses. The further you get along towards taking two, three diabetic medications and your insulin resistance becomes greater and greater, I think you become more and more resistant to any kind of metabolic change. It is almost to the point where it is too late to cause that. So if you are having patients in trials which have the full gamut of levels of severity or insulin resistance, if you will, then you are going to see quite a wide range.

Now in our 202 studies, we had — we have patients that range all the way from say mild diabetics all the way to what I would consider to be severe diabetics. So it is reasonable to think that the weight loss will be less in this population than the trial. We have no knowledge of what the weight loss is in this trial at this point, but it is reasonable to consider that it will be less. And so we will just have to wait and see the results.

And, Peter, maybe you can give a color to it as well.

Peter Tam - VIVUS - SVP Product & Corporate Development

Yes, I mean I think the other thing — the other way to look at it is that you have products like we mentioned before, Byetta, that has very, very modest weight loss, about 1.5 kg, and yet they have been very successful despite the fact that it is an injectable product. So our expectation in terms of what would be a successful antidiabetic drug, one is oral, two, it’s going to have perhaps better weight loss than the existing — the newer products in the marketplace.

So it doesn’t necessarily have to be even close in my view to the results that we got from the Duke University study.

Leland Wilson - VIVUS – President and CEO

I would add a little more color to that if I may. Weight loss is just a part of it. The weight is actually causing other conditions which we are treating. I mentioned in my presentation, I think it is important for the — in the future for an antidiabetic medication to lower blood pressure, to lower cholesterol, to lower triglycerides, to lower inflammatory markers, to lower liver enzymes. And you can go on and on and on about the issues that are caused by obesity.

It’s important for that to happen. What we have in today’s market are products which by and large do nothing for any of those other symptoms of obesity and diabetes. And I hope I’m making myself clear on that, because the potential of Qnexa in this area is not only to be — have dramatic weight loss in the diabetic patient, but to also treat all of those additional symptoms which today are being treated as individual conditions, such as increased blood pressure and cholesterol and yada yada yada.

Corey Cosmo - JPMorgan - Analyst

And we will get a read on all those secondary end points at ADA?

Peter Tam - VIVUS  - SVP Product & Corporate Development

Yes we should have those data available for the meeting.

Leland Wilson  - VIVUS - President and CEO

As soon as we get to the — it’s a very short turnaround but we are going to do our very best to have everything there.

Corey Cosmo  - JPMorgan - Analyst

And then as far as what diabetic agent these patients are or are not allowed to take, like no one is on insulin in these. You said severe diabetics, but there are no insulin patients in here. Correct?

Peter Tam  - VIVUS - SVP Product & Corporate Development

That’s correct.

Corey Cosmo  - JPMorgan - Analyst

Are there any other potential diabetic agents patients are not allowed to take?

Peter Tam  - VIVUS - SVP Product & Corporate Development

We are not going to comment on that right now, but it is a fairly representative cross-sectional group of diabetic patients.

Corey Cosmo  - JPMorgan - Analyst

Last question on the diabetes indication here with the extension study and Lee, I’m not sure if you disclosed this in the past, but if not are you guys talking about the retention rate in the extension study in terms of number of patients who are in the original who went over to the extension?

Leland Wilson  - VIVUS - President and CEO

I don’t know if it has been disclosed or not. So I will reserve. I will give you some color, however. I would say that the rollover has exceeded my expectations. I lost a bet on it so it’s — actually it’s surprisingly good.

Tim Morris  - VIVUS - VP Finance and CFO

We haven’t disclosed the number of patients that rolled over to that study. We might be able to give it a little color around it at the ADA meeting.

Corey Cosmo  - JPMorgan - Analyst

Tim, for you, last question I have and I will hop back in the queue, is just on from a financial standpoint of the R&D run rates.  It was a little over $23 million this first quarter. I know you guys have enrolled the trial faster than you expected, talked about $80 million to $90 million burn for the year. What should we be looking at from a run rate standpoint, you think, in subsequent quarters in 2008 for R&D?

Tim Morris - VIVUS - VP Finance and CFO

Obviously it was going to be probably a little higher in this quarter as there’s some payments early on and initiation and you won’t have recruiting going forward. I think the burn rate that I gave for the year is probably pretty representative. Obviously, we have had the burn for this quarter. So I would expect it to be probably slightly below the first quarter.

Operator

Ian Sanderson of Cowen and Company.

Ian Sanderson  - Cowen and Company - Analyst

This is on the OB-202 study, and actually have you received or had any discussions at this point with the FDA regarding requirements for a Type II diabetes label indication for Qnexa? And given the CNS issues seen with Rimonabant and the known concerns here with Topiramate, have you considered or do you know if a long-term safety trial is going to be required here?

Peter Tam  - VIVUS - SVP Product & Corporate Development

We’ve actually had some early discussions with the FDA, but largely this is dependent on data. So you know, our task at hand is to complete the study, get the results and then we are going to be able to go to the FDA with these results and have a meaningful conversation to discuss what is the development program, what kind of studies and so forth. We have not had any indication from the FDA for the diabetes program or in the obesity program that will require us to conduct long-term studies.

Leland Wilson - VIVUS - President and CEO

And I think we have announced in the past that we are using kind of the now-accepted standard FDA recommended testing for central nervous system activity of these drugs. And so we are fully implementing all of the FDA recommended instruments in this — in both programs.

Ian Sanderson - Cowen and Company - Analyst

Okay. And just on a financial matter, how will the royalty payment on MUSE be shown in the P&L? Will that simply just be an operating cost?

Tim Morris - VIVUS - VP Finance and CFO

It will show as our other royalties go as part of cost of goods.

Operator

Ruthanne Roussel from Robins Group.

Ruthanne Roussel  - Robins Group - Analyst

I would like to know — this is a little bit of a curious question and it might be one for you, Peter. What is the mix of patients coming through in the Qnexa, both the weight loss and the diabetic trials? What is the mix between patients who are being referred by doctors and patients who are finding the trials themselves over the Internet or through other means and then signing up for them?

Peter Tam  - VIVUS - SVP Product & Corporate Development

That’s a tough question because we do have some of those data. I haven’t seen those data yet because the whole process is being done through the CRO. So I would imagine that you have sites because the study was conducted at over 10 study sites. Some of those sites used referrals from other clinics and neighboring clinics and I’m certain that some of the sites have a fairly large database of diabetic patients in their practice. I can’t give you a number. I’m sure it’s a mix of patients from different sources.

Ruthanne Roussel  - Robins Group - Analyst

Okay. Would it be likely to be roughly even or is there likely to be very few of one and a whole lot of the other?

Peter Tam - VIVUS - SVP Product & Corporate Development

I would have to get back to you on that one. We haven’t looked at those data at all.

Ruthanne Roussel  - Robins Group - Analyst

I realize that’s some steps not just the first priority for you to look up. If we could go back also for a moment to the question of the ADA presentation, would it be fair to say that one way to shape expectations around this might need to look at some of the existing competing diabetic products such as perhaps JANUVIA or Byetta and look at their pluses and minuses and see how the data that we see at the ADA stacks up against that?

Peter Tam  - VIVUS - SVP Product & Corporate Development

No, absolutely. You know, again, I want to say that this is not a head-to-head trial, but — so we are going to have — and there is going to be a mix of patients. It’s not a standard peer population where these are all (inaudible) patients and so forth. So there’s going to have to be some qualifiers, if you will, as to how we look at the data.

In terms of patients on various baseline medications, we will be able to hopefully show or analyze the results to see whether or not there is a treatment difference between patients with different baseline medication. So that is something we (multiple speakers) —

Leland Wilson - VIVUS - President and CEO

Ruthanne, I want to reinforce. That is absolutely the correct way to look at the results of this trial. Line up every other diabetic med and compare it and that’s the way to do this. It’s not to compare it to its own obesity trial but to compare to all, any diabetes medicine you want to compare it to.

Ruthanne Roussel  - Robins Group - Analyst

Thank you. I appreciate that it’s not a head-to-head trial, but investors sometimes do tend to see these things as a bit of a horse race. Thank you.

Leland Wilson  - VIVUS - President and CEO

Are you there, Tim, or —?

Tim Morris  - VIVUS - VP Finance and CFO

Yes I am. Are we waiting for another question, operator?

Leland Wilson  - VIVUS - President and CEO

Sounds like she just went blank, unfortunately.

Tim Morris  - VIVUS - VP Finance and CFO

Hang on.

Operator

Sir, your line is open. You may proceed.

Tim Morris  - VIVUS - VP Finance and CFO

Are there any more questions, Operator?

Operator

Yes. Adam Cutler, your line is open. You may proceed.

Adam Cutler Analyst

Thanks a lot. I’m just wondering actually if you can tell us in your study with these patients with comorbidities, what percentage of those patients have Type II diabetes?

Peter Tam  - VIVUS - SVP Product & Corporate Development

We haven’t disclosed that. You know, obviously, we are still in the early stages of getting the data in. It’s going to be a fairly significant number is my guess. It is going to be representative of the overall obese population.

Adam Cutler Analyst

Okay, because hearing from some other companies that are trying to enroll obese Type II diabetics, enrollment is going a little bit slower than expected in that particular population. So I was just wondering if you were experiencing the same thing.

Peter Tam  - VIVUS - SVP Product & Corporate Development

No. That’s really not the case in our experience.

Leland Wilson  - VIVUS - President and CEO

No. We enrolled it far faster than in the diabetics coming in (inaudible) was far faster than we ever expected. And I think there’s — You know, you think about the attractiveness for a patient to choose which trial they are going into, because there are competing trials and, clearly, these patients all want to lose weight. And so the attractiveness of recruiting a patient into a diabetes trial that has a significant weight loss potential is very attractive to the patient.

Adam Cutler Analyst

Okay. Great and, then, maybe you kind of touched on the fact that you submitted your abstract to ADA with some data but that you plan to have as much data as possible by the time of your actual presentation. Even though you can’t tell us what the data are that are in that abstract, can you give us a sense of how far along you were or just sort of characterize the type of data that is going to be in the abstract?

Leland Wilson  - VIVUS - President and CEO

Yes, you’ll actually — when the abstracts are published you’ll see them and that occurs about 10 days I think before the presentation. So you’ll see what those data are at that point. So to make it fair to everybody you’ll see that. These data I believe are 16-week data if that is correct. Peter, is that right?

Peter Tam  - VIVUS - SVP Product & Corporate Development

Yes.

Leland Wilson  - VIVUS - President and CEO

Yes I think that would be 16-week interim data and you know the reason for doing that is that we build that data look into the protocol prospectively so that we could get on the ADA agenda. So we planned that out so we had a placeholder for it and again to emphasize what will be presented, the interim data will clearly be overshadowed by the longer-term six-month data.

Adam Cutler Analyst

Sure. That makes sense. I mean, I guess without revealing anything that is in the abstract, can you maybe remind us from for instance, Dr. Najarian’s extensive experience using the combination off-label, sort of how quickly you see a meaningful impact on HbA1c levels?

Peter Tam  - VIVUS - SVP Product & Corporate Development

The data that we shared from Dr. Najarian’s clinical experience is really a one-time snapshot. It took a series of patients and the average treatment duration was about nine months. I can’t — I won’t be able to tell you what their 16-week or their 24-week data would look like.

Operator

Steve Sullivan from Horizon Financial Group.

Steve Sullivan  - Horizon Financial Group - Analyst

I just want to confirm that you plan on partnering (unintelligible)?

Leland Wilson  - VIVUS - President and CEO

Yes.

Steve Sullivan  - Horizon Financial Group - Analyst

Peter, can you give us some snapshot of the Duke study so we have some reference point?

Peter Tam  - VIVUS - SVP Product & Corporate Development

The Duke study, the obesity study — obviously, these are nondiabetic patients, but they are obese. I think the baseline BMI was about 37 to 38 and we had a significant weight loss of about 10.5% over a six-month period. So that’s a —.

Steve Sullivan  - Horizon Financial Group - Analyst

Placebo subtracted weight loss. Right?

Peter Tam  - VIVUS - SVP Product & Corporate Development

Yes — No, placebo adjusted is about, I think, 8.7, but the absolute present weight loss is about 10.5. So these patients were losing quite a bit of weight. We achieved statistical significance as early as two weeks into the trial; and these patients also had borderline metabolic risk factors. We saw a substantial reduction in triglycerides, substantial reduction in blood pressure, in particular, those with hypertension at baseline. The waist circumference was reduced by about 12 cm.

So these are pretty striking results and the retention rate for the Qnexa group certainly speaks to the efficacy and the tolerability because the retention rate for that trial is about 92% over a six-month period. And the placebo, obviously, as expected was about 60-some odd percent.

Steve Sullivan  - Horizon Financial Group - Analyst

And last question on avanafil. What is the earliest you think you can apply for NDA?

Leland Wilson  - VIVUS - President and CEO

Now, see I would have to do the math. We can run through just here ever so quickly. Plan to start by the end of this year. Those are 12-week placebo-controlled studies, which are very quick. Historically, we’ve been able to enroll studies like this in — within six months certainly. Then, I think you’re probably looking at three months out the backside and ADA submission after that.

Peter Tam  - VIVUS - SVP Product & Corporate Development

Probably around sometime around 2010.

Leland Wilson  - VIVUS - President and CEO

Tim probably has a number that he’s told people. Tim do you have that?

Tim Morris  - VIVUS - VP Finance and CFO

Yes late ‘010. It’s a reasonable expectation.

Steve Sullivan  - Horizon Financial Group - Analyst

Okay. Congratulations.

Operator

At this time I would now like to turn the call over to Leland Wilson for further comments.

Leland Wilson  - VIVUS - President and CEO

Okay. Well, thanks to everybody. I mean, I know that the market these days is quite challenging. We really appreciate your support. I want you to know that everybody here at VIVUS is dedicated to do excellent work for you, and I think we’ve been able to demonstrate that. We believe strongly that the reward will come in our stock price, hopefully in the not-too-distant future.

We’ve made great progress and thanks to our employees for really making major efforts to drive what we have, the pipeline that we have which we think is exceptional, nothing short of it.

So thanks again for your support. Really appreciate it and we will talk to you again soon.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.